UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 4, 2021

 CORMEDIX INC.

(Exact name of registrant as specified in its charter)

Delaware	001-34673	20-5894890
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

300 Connell Drive, Suite 4200 Berkeley Heights, NJ	07922
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (908) 517-9500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2, below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Exchange Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $0.001 par value	CRMD	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On October 1, 2021, the Company and Khoso Baluch came to a mutual agreement pursuant to which Mr. Baluch will retire from his position as the Company’s Chief Executive Officer, effective October 4, 2021. Mr. Baluch has also resigned from the Company’s Board of Directors. Mr. Baluch did not resign as director due to any disagreement with the Company.

In connection with his separation from service, the Company and Mr. Baluch entered into a separation agreement and release dated as of October 1, 2021 (the “Baluch Separation Agreement”). Under the Baluch Separation Agreement, Mr. Baluch will receive the severance payments and benefits described in his Employment Agreement dated September 26, 2019, with the Company (the “Baluch Employment Agreement”) with respect to a termination by the Company without cause. The Baluch Employment Agreement is filed as Exhibit 10.1 to the Current Report on Form 8-K filed on September 26, 2019. Mr. Baluch will have met the eligibility requirements for retirement as of the date of his separation, so certain of Mr. Baluch’s vested stock options will be exercisable for up to three years after separation under the terms of the applicable grant agreements. The Baluch Separation Agreement provides this retirement treatment for all outstanding vested options. The Company has agreed to reimburse Mr. Baluch for legal fees incurred in connection with the review of the Baluch Separation Agreement. Mr. Baluch is bound by confidentiality, non-solicitation and non-competition covenants under his Employment Agreement, and an extended covenant not to solicit employees under the Baluch Separation Agreement.

On October 4, 2021, the Company and John L. Armstrong, Jr. came to a mutual agreement pursuant to which Mr. Armstrong will retire from his position as the Company’s Executive Vice President, Technical Operations, effective October 4, 2021.

In connection with his separation from service, the Company and Mr. Armstrong entered into a separation agreement and release dated as of October 4, 2021 (the “Armstrong Separation Agreement”). Under the Armstrong Separation Agreement, Mr. Armstrong will receive the severance payments and benefits described in his Employment Agreement dated April 17, 2020, with the Company (the “Armstrong Employment Agreement”) with respect to a termination by the Company without cause. The Armstrong Employment Agreement is filed as Exhibit 10.1 to the Current Report on Form 8-K filed on April 23, 2020. Mr. Armstrong will have met the eligibility requirements for retirement as of the date of his separation, so certain of Mr. Armstrong’s vested stock options will be exercisable for up to three years after separation under the terms of the applicable grant agreements. The Armstrong Separation Agreement provides this retirement treatment for all outstanding vested options. The Company has agreed to reimburse Mr. Armstrong for legal fees incurred in connection with the review of the Armstrong Separation Agreement. Mr. Armstrong is bound by confidentiality, non-solicitation and non-competition covenants under his Employment Agreement, and an extended covenant not to solicit employees under the Armstrong Separation Agreement.

The Board is initiating a search process with a leading executive search firm to identify a new Chief Executive Officer. Mr. Baluch will serve the Company in an advisory capacity to facilitate a smooth transition.

Matthew David, M.D., the Company’s current Chief Financial Officer, will serve as interim Chief Executive Officer, effective immediately, until a new Chief Executive Officer is appointed. Dr. David will continue to hold his position of Chief Financial Officer. Dr. David joined CorMedix as Executive Vice President and Chief Financial Officer in May 2020. Prior to joining CorMedix, Dr. David was Head of Strategy at Ovid Therapeutics and has spent the majority of his career in healthcare investment banking roles where he advised life sciences companies on a broad range of financing and strategic transactions. Dr. David received his M.D. from NYU School of Medicine and his undergraduate degree from Dartmouth College.

Phoebe Mounts, Ph.D., Esq., EVP, General Counsel, and Head of Regulatory, Compliance, and Legal, will have direct authority over the Company’s Technical Operations group, inclusive of a specialized group of consultants working on addressing the deficiencies identified at CorMedix’s third-party manufacturing facility.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CORMEDIX INC.

Date: October 4, 2021	By:	/s/ Matthew David
	Name:	Matthew David
	Title:	Interim Chief Executive Officer and Chief Financial Officer

2